Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of Olin Corporation of our report dated February 13, 2002 relating to the financial statements and financial statement schedule of Chase Industries Inc., which appears in Chase Industries Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

Detroit, Michigan
September 26, 2002